                                                                     Exhibit 2.2




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                          SECURITIES PURCHASE AGREEMENT

                                      AMONG

                            MLB ADVANCED MEDIA, L.P.

                            MLBAM ACQUISITION CORP.,

                       GENERAL ATLANTIC PARTNERS 74, L.P.,

                       GENERAL ATLANTIC PARTNERS 54, L.P.

                       GAP COINVESTMENT PARTNERS II, L.P.,

                                       AND

                                  GAPSTAR, LLC




                                FEBRUARY 14, 2005




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
                                TABLE OF CONTENTS

                                                                            PAGE
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
1     PURCHASE AND SALE OF SHARES.....................................         1
      1.1   Purchase and Sale.........................................         1

2     PURCHASE PRICE; PAYMENT.........................................         2
      2.1   Purchase Price............................................         2
      2.2   Payment...................................................         2
      2.3   Adjustment................................................         3

3     REPRESENTATIONS AND WARRANTIES OF SELLERS.......................         4
      3.1   Sellers...................................................         4
      3.2   Authority.................................................         4
      3.3   No Violation..............................................         5
      3.4   Capitalization............................................         5
      3.5   No Commitments or Liabilities.............................         5
      3.6   No Brokers or Finders.....................................         5

4     REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER..........         5
      4.1   Corporate.................................................         6
      4.2   Authority.................................................         6
      4.3   No Violation..............................................         6
      4.4   Accredited Investor.......................................         6

5     COVENANTS PRIOR TO THE CLOSING..................................         7
      5.1   Conduct of Business Pending the Closing...................         7
      5.2   Further Actions...........................................         7
      5.3   Certain Filings...........................................         8
      5.4   Termination of Certain Agreements.........................         8
      5.5   General Release...........................................         8
      5.6   Notification..............................................         8
      5.7   Disclosure................................................         9
      5.8   D&O Insurance and Indemnification.........................         9

6     ADDITIONAL COVENANTS............................................        10
      6.1   Confidential Information..................................        10
      6.2   Commercially Reasonable Efforts to Consummate the Merger..        10
      6.3   Stockholder Agreement.....................................        10

7     CONDITIONS PRECEDENT TO PARENT AND PURCHASER'S OBLIGATIONS......        11
      7.1   Representations and Warranties True on the Closing Date...        11
      7.2   Compliance With Agreement.................................        11
      7.3   No Orders.................................................        11


                                        i
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
                                                                            PAGE
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
      7.4   Consents and Approvals....................................        11
      7.5   HSR Act and Other Approvals...............................        12
      7.6   Consummation of Tender Offer..............................        12
      7.7   No Material Adverse Change................................        12

8     CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS....................        12
      8.1   Representations and Warranties True on the Closing Date...        12
      8.2   Compliance With Agreement.................................        12
      8.3   No Orders.................................................        12
      8.4   HSR Act...................................................        12

9     INDEMNIFICATION AND ESCROW......................................        13
      9.1   Survival..................................................        13
      9.2   Indemnification from Escrow Account.......................        13
      9.3   Indemnification by Parent and Purchaser...................        14
      9.4   Procedure for Indemnification.............................        15
      9.5   Reserved..................................................        16
      9.6   Indemnification Payments..................................        16
      9.7   Subrogation...............................................        16
      9.8   Sole Remedy...............................................        17
      9.9   No Waiver.................................................        17

10    CLOSING.........................................................        17
      10.1  Closing Date; Location....................................        17
      10.2  Documents to be Delivered by Sellers......................        17
      10.3  Documents to be Delivered by Parent and Purchaser.........        18

11    TERMINATION.....................................................        18
      11.1  Termination Without Breach................................        18
      11.2  Termination for Breach....................................        19

12    MISCELLANEOUS...................................................        20
      12.1  Publicity.................................................        20
      12.2  Assignment................................................        20
      12.3  Parties in Interest.......................................        20
      12.4  Law Governing Agreement; Jurisdiction.....................        21
      12.5  Severability..............................................        21
      12.6  Amendment and Modification................................        21
      12.7  Waiver....................................................        21
      12.8  Notice....................................................        21
      12.9  Expenses..................................................        22
      12.10 Equitable Relief..........................................        23
      12.11 Entire Agreement..........................................        23
      12.12 Counterparts..............................................        23
      12.13 Section Headings; Table of Contents.......................        23
      12.14 No Strict Construction....................................        24
      12.15 Sellers' Representative...................................        24


                                       ii
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
                                                                            PAGE
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
      12.16 Exculpation...............................................        25
      12.17 Consent...................................................        25
      12.18 Definitions...............................................        25


Exhibits

A     Form of Escrow Agreement

B     Amendment to Registration Rights Agreement

C     Form of General Release

D     Stockholder Agreement

                          SECURITIES PURCHASE AGREEMENT

            THIS SECURITIES PURCHASE AGREEMENT (this "Agreement") is made and effective as of February 14, 2005 by and among MLB Advanced Media, L.P., a Delaware limited partnership ("Parent"), MLBAM Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser"), General Atlantic Partners 74, L.P., a Delaware limited partnership ("GAP LP"), General Atlantic Partners 54, L.P., a Delaware limited partnership ("GAP 54"), GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("GAPCO"), GapStar, LLC, a Delaware limited liability company ("GapStar" and, collectively with GAP LP, GAP 54 and GAPCO, the "Sellers").

            WHEREAS, Tickets.com, Inc., a Delaware corporation ("Company"), is engaged in the business of providing business-to-business, in-house and online ticketing services for live events to venues and entertainment organizations, such as performing arts centers, professional sports organizations and various stadiums and arenas, in the United States, Canada, Europe, Australia, Latin America and Asia by (a) facilitating the sale of tickets by enabling venues and entertainment organizations with proprietary and progressive software, through an integrated distribution network that includes the Internet, call centers, interactive voice response systems and retail outlets and (b) building private label ticketing gateways to enable live entertainment organizations with e-commerce distribution platforms; and

            WHEREAS, each Seller owns (a) shares of the Company's issued and outstanding Series F Senior Cumulative Redeemable Preferred Stock, par value $0.000225 per share (the "Series F Preferred Stock"), (b) shares of Company's issued and outstanding Series G Senior Cumulative Redeemable Convertible Participating Preferred Stock, par value $0.000225 (the "Series G Preferred Stock" and, together with the Series F Preferred Stock, the "Preferred Stock"), and/or (c) warrants (each a "Warrant" and, collectively, the "Warrants") to purchase shares of common stock, par value $0.000225 per share, of the Company, in each case in the aggregate numbers set forth opposite each such Seller's name in three separate tables on Schedule 1 attached hereto. The securities of Company identified in (a), (b) and (c) above are referred to herein collectively as the "Securities"); and

            WHEREAS, Purchaser desires to purchase the Securities from Sellers, and Sellers desire to sell the Securities to Purchaser, upon the terms and subject to the conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

      1     PURCHASE AND SALE OF SHARES

            1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each Seller shall, severally and not jointly, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from such Seller, the Securities set forth opposite the name of such Seller on the various sections of Schedule 1 attached hereto.

      2     PURCHASE PRICE; PAYMENT

            2.1 Purchase Price. The aggregate purchase price for the shares of Series F Preferred Stock shall be an amount in cash equal to $2,481,268.82 (the "Series F Purchase Price"), the aggregate purchase price for the shares of Series G Preferred Stock shall be an amount in cash equal to $51,655,059.45 (the "Series G Purchase Price"), and the aggregate purchase price for the Warrants shall be an amount in cash equal to $100 (the "Warrant Purchase Price" and, together with the Series F Purchase Price and the Series G Purchase Price, the "Purchase Price"), in each case subject to adjustment as provided in Section 2.3.

            2.2 Payment. The Series F Purchase Price, the Series G Purchase Price and the Warrant Purchase Price shall be paid as follows:

            (a) Series F Purchases Price. At the Closing, Parent shall cause Purchaser to pay to each Seller owning shares of Series F Preferred Stock, and Purchaser shall pay to such Seller, the portion of the Series F Purchase Price as set forth opposite the name of such Seller in the table under the section captioned "Series F Preferred Stock" on Schedule 1 attached hereto, minus each such Seller's pro rata portion of the Escrow Amount attributable to the Series F Purchase Price.

            (b) Series G Purchase Price. At the Closing, Parent shall cause Purchaser to pay to each Seller owning shares of Series G Preferred Stock, and Purchaser shall pay to such Seller, the portion of the Series G Purchase Price set forth opposite the name of such Seller in the table under the section captioned "Series G Preferred Stock" on Schedule 1 attached hereto, minus each such Seller's pro rata portion of the Escrow Amount attributable to the Series G Purchase Price.

            (c) Warrant Purchase Price. At the Closing, Parent shall cause Purchaser to pay to each Seller owning Warrants, and Purchaser shall pay to such Seller, the portion of the Warrant Purchase Price set forth opposite the name of such Seller in the table under the section captioned "Warrants" on Schedule 1 attached hereto.

            (d) Method of Payment. All payments under Section 2.2(a), Section 2.2(b) and Section 2.2(c) shall be made by wire transfer of immediately available funds to an account that each Seller designates by notice to Purchaser delivered at least forty-eight (48) hours prior to the time for payment specified hereunder. Such notice shall also set forth each Seller's pro rata portion of the Escrow Amount to be deposited in the Escrow Account as provided in Section 2.2(e) and the Escrow Agreement.

            (e) Escrow. At the Closing, Purchaser shall pay to U.S. Bank, N.A. (the "Escrow Agent") an amount equal to $5,000,000 (the "Escrow Amount"), by wire transfer of immediately available funds, such amount to be held in an interest bearing account (the "Escrow Account") in accordance with the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit A (the "Escrow Agreement") to secure the payment of all Claims made by the Purchaser Indemnified Parties pursuant to Section 9.1, subject to the terms and conditions of Article 9, and to secure payment of any Purchase Price Decrease pursuant to
Section 2.3(a)(i).

            2.3   Adjustment.


            (a) If at any time on or prior to the date that is two (2) years from the date of this Agreement, Parent, Purchaser and the Company consummate the transactions contemplated by the Merger Agreement at the Merger Price Per Share, and, subject to Section 2.3(b) through Section 2.3(c):

                  (i) (A) it is determined by Purchaser, acting in good faith, that the Securities, on an as-converted and an as-exercised basis, represented on the date hereof less than 60.65% of the Common Stock Equivalents, and (B) the Public Portion exceeds $12,377,141.04 (the "Common Target Amount," and the excess of the Public Portion over the Common Target Amount is hereinafter referred to as the "Excess Amount"), the Purchase Price shall be reduced by the Excess Amount (the "Purchase Price Decrease"); provided, however, that (x) such Purchase Price Decrease shall not be payable unless and until such Excess Amount reaches $100,000, and then only to the extent of such excess, and (y) in no event shall such Purchase Price Decrease exceed $2,000,000; or

                  (ii) (A) it is determined by Sellers, acting in good faith, that the Securities, on an as-converted and as-exercised basis, represented on the date hereof more than 60.65% of the Common Stock Equivalents, and (B) if the Common Target Amount exceeds the Public Portion (such excess amount, the "Shortfall"), the Purchase Price shall be increased by the amount of the Shortfall (the "Purchase Price Increase"); provided, however, that (x) such Purchase Price Increase shall not be payable unless and until such Shortfall reaches $100,000, and then only to the extent of such excess, and
            (y) in no event shall such Purchase Price Increase exceed
            $2,000,000.

            (b) In the event any adjustment to the Purchase Price is required pursuant to Section 2.3(a), the party asserting such adjustment (the "Asserting Party") shall deliver to the other party (the "Recipient Party") written notice of such adjustment accompanied by the Asserting Party's computation of the Public Portion, a reasonably detailed explanation of the circumstances surrounding such adjustment and supporting information and/or documentation. Such computation of the Public Portion shall become final and binding upon the parties unless the Recipient Party gives written notice (a "Notice of Disagreement") to the Asserting Party within twenty (20) calendar days following receipt of the Asserting Party's notice. The Notice of Disagreement shall relate solely to the computation of the Public Portion and shall specify in reasonable detail the nature of any disagreement so asserted. The parties shall cooperate in good faith for a reasonable period to resolve any such disagreements prior to taking legal action.

            (c) Any Purchase Price Decrease shall be paid to Purchaser solely from the Escrow Account and pursuant to the terms of the Escrow Agreement.

            (d) In the event of a Purchase Price Increase, Purchaser shall pay to each of the Sellers its pro rata portion calculated based upon the percentages set forth opposite each Seller's name on Schedule 9.6 attached hereto promptly after the computation of the Public Portion having become final and binding on the parties, provided that notwithstanding the foregoing, the Sellers may, by written notice to Purchaser, reallocate such Purchase Price Increase among the Sellers as determined by the Sellers.

      3     REPRESENTATIONS AND WARRANTIES OF SELLERS

            Sellers jointly and severally make the following representations and warranties to Parent and Purchaser, each of which is true and correct on the date hereof, will continue to be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date hereof), shall be unaffected by any investigation heretofore or hereafter made by Parent or Purchaser or any knowledge of Parent or Purchaser, other than as specifically disclosed in the schedules delivered to Parent and Purchaser at the time of the execution of this Agreement, and shall survive the consummation of the transactions contemplated hereby in accordance with Section 9.1:

            3.1   Sellers.


            (a) Organization. Such Seller that is a corporation or other business organization is duly organized, validly existing and in good standing under the laws of jurisdiction of organization.

            (b) Corporate Power. Such Seller has full power, legal right, capacity and authority to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party and to carry out the transactions contemplated hereby and thereby.

            (c) Title. Each Seller has, and at the Closing Purchaser will receive, after payment of the Purchase Price, good and marketable title to the Securities set forth opposite such Seller's name on the various sections of
Schedule 1 attached hereto, free and clear of all Liens, except for GapStar which has previously pledged and granted a security interest in its Preferred Stock to secure a bona fide loan made by a financial institution to GapStar, which pledge and security interest will be terminated and fully released upon payment of GapStar's portion of the Purchase Price to GapStar on the Closing Date.

            3.2 Authority. The execution and delivery of this Agreement and each of the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such Seller. No other or further act or proceeding on the part of any Seller or their respective shareholders, partners or members is necessary to authorize this Agreement or the other Transaction Documents to which such Seller is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other Transaction Documents to which such Seller is a party will constitute, valid and binding agreements of such Seller, as the case may be, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

            3.3 No Violation. Neither the execution and delivery of this Agreement or the other Transaction Documents to which such Seller is a party nor the consummation by any Seller of the transactions contemplated hereby and thereby (a) will violate any applicable statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other (collectively, "Governmental Entities") to which such Seller is subject, (b) except with respect to the HSR Act, if necessary, will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or (c) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of such Seller under, any term or provision of any Contract or restriction of any kind or character to which such Seller is a party or by which such Seller or any of its respective assets or properties may be bound or affected.

            3.4 Capitalization. Schedule 3.4 attached hereto contains a true and complete list of all shares of Common Stock, Preferred Stock and Warrants owned of record or beneficially by such Seller.

            3.5 No Commitments or Liabilities. Except for this Agreement, no Seller has entered into any Contract with respect to the ownership or exercise of any rights associated with, or otherwise impacting, any of its Securities.

            3.6 No Brokers or Finders. Neither such Seller nor any of its respective partners, directors, officers, employees or agents have retained, employed or used any investment banking firm, broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any investment banking, broker's or finder's fees. With respect to the foregoing and for the avoidance of doubt, such Seller makes no representations or warranties about the Company or any of its partners, directors, officers, employees or agents.

      4     REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

            Parent and Purchaser make the following representations and warranties to Sellers, each of which is true and correct on the date hereof, will continue to be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date hereof), shall be unaffected by any investigation heretofore or hereafter made by any Seller or any knowledge of any Seller, and shall survive the consummation of the transactions contemplated hereby in accordance with
Section 9.1:

            4.1   Corporate.

            (a) Organization. Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (b) Corporate Power. Parent and Purchaser have all requisite partnership or corporate power, legal right, capacity and authority to execute and deliver this Agreement and each of the other Transaction Documents to which each is a party and to carry out the transactions contemplated hereby and thereby.

            4.2 Authority. The execution and delivery of this Agreement and each of the other Transaction Documents to which each of Parent and Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the General Partner of Parent and the board of directors of Purchaser. No other or further corporate or partnership act or proceeding on the part of Parent or Purchaser or its General Partner or shareholders is necessary to authorize this Agreement or the other Transaction Documents to which each of Parent and Purchaser is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other Transaction Documents to which each of Parent and Purchaser is a party will constitute, valid and binding agreements of Parent and Purchaser, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

            4.3 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Purchaser pursuant hereto nor the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby (a) will violate any applicable Laws or Orders of any Governmental Entity to which Parent or Purchaser is subject, (b) except with respect to the HSR Act, will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or (c) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the charter, bylaws or similar organizational documents of Parent or Purchaser or of any Contract or restriction of any kind or character to which Parent or Purchaser is a party or by which Parent or Purchaser or any of its assets or properties may be bound or affected.

            4.4 Accredited Investor. Each of Parent and Purchaser is an "Accredited Investor" as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended.

      5     COVENANTS PRIOR TO THE CLOSING

            5.1 Conduct of Business Pending the Closing. Each Seller hereby agrees, severally and not jointly, that:

            (a) No Negotiations. Until this Agreement has been terminated in accordance with its terms, such Seller will not, and such Seller will cause such Sellers' officers, directors and agents not to, solicit or furnish any information to, commence or conduct presently ongoing negotiations with, or enter into any Contract with, any person or entity other than Parent and Purchaser relating an Acquisition Proposal; provided, however, that the foregoing shall not restrict or prohibit any action of any of the Seller's officers, directors or agents in their capacity as a director or officer of the Company to the extent permitted pursuant to and in accordance with the terms of the Merger Agreement, to the extent necessary to discharge their fiduciary duties, or to the extent otherwise required in accordance with applicable law.

            (b) No Transfer of Securities. Except as provided in Section 6.3, such Seller will not transfer or attempt to transfer any of such Seller's Securities except to Purchaser pursuant hereto; provided that, Parent and the Purchaser acknowledge that GapStar has previously pledged and granted a security interest in its Preferred Stock to secure a bona fide loan made by a financial institution to GapStar, which pledge and security interest will be terminated and fully released upon payment of GapStar's portion of the Purchase Price to GapStar on the Closing Date. Notwithstanding the foregoing, such Seller may transfer any or all of its Preferred Stock to any of its Affiliates; provided that, (i) prior to effecting such transfer, each such Affiliate shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument, in form and substance reasonably satisfactory to Parent and Purchaser, and (ii) such Seller shall remain bound by the terms and conditions of this Agreement and shall be jointly and severally responsible with such Affiliate with respect to the obligations of such Seller and its Affiliates hereunder.

            (c) No Exercise or Conversion. Such Seller will not (i) exercise or attempt to exercise any Warrants in whole or in part or (ii) convert or attempt to convert any of its shares of Preferred Stock.

            5.2 Further Actions. Subject to the terms and conditions hereof, each of the Parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate fully with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby and by the Transaction Documents, including using commercially reasonable efforts (a) to obtain prior to the Closing all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with such Party that are necessary for the consummation of the transactions contemplated hereby; (b) to effect all necessary registrations and filings (including those described in Section 5.3); and (c) to cause the conditions set forth in Article 7 and Article 8 to be satisfied.

            5.3 Certain Filings. To the extent such filings have not been made prior to the date hereof, each of the Parties shall make or cause to be made, in cooperation with the other Parties and to the extent applicable and as promptly as practicable, (a) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, if any, with respect to the transactions contemplated hereby (which filing shall be made in any event within ten business days following the date hereof) and (b) all other necessary filings with other Governmental Entities under Competition Laws relating to the transactions contemplated hereby. Each Party shall use commercially reasonable efforts to respond to any requests for additional information made by the Federal Trade Commission, the United States Department of Justice or any other Governmental Entities, to take all actions necessary to obtain any required approvals of the Federal Trade Commission, the United States Department of Justice or any other Governmental Entities, to cause any applicable waiting periods under the HSR Act to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of the antitrust Laws, all to the end of expediting consummation of the transactions contemplated hereby. Parent and Purchaser shall consult with Sellers, and Sellers shall consult with Parent and Purchaser, prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other Governmental Entities regarding the transactions contemplated hereby, and each Party shall use its commercially reasonable efforts to allow the representatives of any other Party to be present at any such meeting.

            5.4 Termination of Certain Agreements. As promptly as practicable following the date hereof, each Seller shall deliver the amendment to the Amended and Restated Registration Rights Agreement among Company and the stockholders named therein, dated March 15, 2002, in the form attached hereto as Exhibit B.

            5.5 General Release. At the Closing, each Seller shall deliver a general release to Parent and Purchaser, in the form attached hereto as Exhibit C, releasing Company and its directors, officers, employees and agents from all Claims prior to the Closing Date; provided that, for the avoidance of doubt no such release shall release (i) any Claims that any Seller may have arising under this Agreement or the other Transaction Documents or (ii) any indemnification, contribution or similar Claims that any person who served or serves as a director or officer of the Company or any subsidiaries of the Company may have against the Company or any subsidiaries of the Company in his or her capacity as such director or officer of the Company or any subsidiaries of the Company, all of which shall expressly survive the Closing Date.

            5.6 Notification. Prior to the Closing, Sellers shall promptly notify Parent and Purchaser (after Company or any Seller has notice thereof), and Parent and Purchaser shall promptly notify Sellers (after Parent or Purchaser has notice thereof), and keep such other Parties advised, as to any Litigation pending and known to such Party or, to its actual knowledge, threatened against such Party that challenges the transactions contemplated hereby; provided, however, that no Seller shall be obligated to notify any Party with respect to any Litigation, or the status of such Litigation, which is known to such Seller solely as a result of the information disclosed to a partner, member, officer or director of such Seller in his or her capacity as a member of the Board of Directors of the Company.

            5.7 Disclosure. Each of the Sellers agrees, severally and not jointly, to promptly notify Parent and Purchaser in writing with respect to any matter hereafter arising or discovered that, if existing or known on the date hereof, would cause the representations and warranties set forth in Article 3 with respect to such Seller not to be true, correct and complete as of the Closing Date or the date on which such matter arose or was discovered, but no such disclosure shall cure any breach of any representation or warranty that is inaccurate.

            5.8 D&O Insurance and Indemnification. Parent and Purchaser agree that commencing at the Closing and for seven (7) years and one (1) Business Day after the Closing, the Company's Certificate of Incorporation and the Bylaws of Company shall provide that Company shall indemnify and hold harmless, and shall pay expenses to, each of the present and former directors and officers of Company who is also a partner, member, officer, director or representative of any Seller ("Indemnified Persons"), in respect of acts or omissions by any of them in their capacities as such occurring at or prior to the Closing (including, without limitation, for acts or omissions occurring in connection with this Agreement) (collectively, the "Indemnified Losses") to the fullest extent permissible under Law and, in any event, on terms no less favorable than the terms of the Certificate of Incorporation and the Bylaws of Company in effect immediately prior to the Closing. Such provisions of the Company's Certificate of Incorporation and Bylaws relating to the indemnification of Indemnified Persons for Indemnified Losses shall not be amended, modified, repealed or rescinded for a period of seven (7) years and one (1) Business Day after the Closing in any manner, unless such modification shall be required by Law. Without limiting the generality of the foregoing, the Indemnified Losses shall include reasonable costs of prosecuting a claim under this Section 5.8. Parent and Purchaser agree that commencing on the Closing Date and for six (6) years and one (1) Business Day after the Closing Date, Parent or Purchaser shall obtain and provide at its expense, or shall cause the Company to obtain and provide at its expense (and shall provide evidence to the Sellers that the Parent has obtained and provided or caused the Company to obtain or provide the same on or before the Closing), officers' and directors' liability insurance or officers' and directors' liability tail insurance policies with respect to acts or omissions occurring prior to the Closing Date (including, without limitation, for acts or omissions occurring in connection with this Agreement and the consummation of the Merger (as such term is defined in the Merger Agreement)) covering each Indemnified Person on terms with respect to coverage and amount (including with respect to the payment of attorney's fees) no less favorable than those of the Company's policies in effect or bound on the date hereof; provided, however, that if the foregoing would otherwise require Parent, Purchaser or the Company to collectively pay in excess of $787,500 in additional aggregate premiums to obtain such tail insurance, then the obligations set forth above shall extend only to obtaining such policies with respect to coverage and amount that can be obtained for a maximum of $787,500 in aggregate premiums.

      6     ADDITIONAL COVENANTS

            6.1   Confidential Information.

            (a) Nondisclosure. Each Seller agrees, severally and not jointly, to maintain all Confidential Information in strict confidence and secrecy, and shall not, at any time subsequent to the Closing, directly or indirectly, (i) use any Confidential Information for any purpose, (ii) disclose any Confidential Information to any person or entity other than Parent, Purchaser or their Affiliates or (iii) assist any other person or entity in engaging in the foregoing, except to the extent necessary to comply with the express terms of any written agreement between Seller and Parent, Purchaser or any of their Affiliates and except to the extent explicitly requested in writing by Parent or Purchaser. Except as provided by Section 6.1(b), nothing in this Agreement reduces any obligation of the Sellers to comply with applicable Laws or Orders relating to trade secrets, confidential information and unfair competition.

            (b) Legal Obligation to Disclose. If any Seller is requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigation demand or similar process) to disclose any Confidential Information at any time after the Closing, then such Seller shall provide Purchaser with prompt written notice of such request or requirement to enable Purchaser (i) to seek an appropriate protective order or other remedy, (ii) to consult with the disclosing Party with respect to steps by Seller to resist or narrow the scope of such request or legal process and/or (iii) to waive compliance, in whole or in part, with the terms of this
Section 6.1. If, in the absence of a protective order or the receipt of a waiver under this Section 6.1, such Seller is nonetheless, upon the reasonable advice of its counsel, compelled to disclose Confidential Information to any tribunal or other body, then such Seller may disclose such Confidential Information to the tribunal or other body, provided that, such Seller shall use commercially reasonable efforts, at the expense of Purchaser, to obtain an Order, or such other reasonable assurance as Purchaser may designate, that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed.

            6.2 Commercially Reasonable Efforts to Consummate the Merger. Each of Parent and Purchaser hereby agree to use its commercially reasonable efforts to take, or cause to be taken all necessary action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to enter into the Merger Agreement and to consummate and make effective the transactions contemplated by the Merger Agreement; provided, however, that "commercially reasonable efforts" shall not include taking or proposing to take any action that may (a) violate any applicable Laws; (ii) contravene any guidance or requirements of the SEC with respect to the Merger Agreement or the transactions contemplated thereby; or (c) increase the cost of the transactions contemplated by the Merger Agreement.

            6.3 Stockholder Agreement. Each Seller hereby agrees, severally but not jointly, to enter into a Stockholder Agreement, in the form attached hereto as Exhibit D ("Stockholder Agreement"), pursuant to which such Seller will agree to, among other things, validly tender (or cause the record owner of such shares to validly tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer (as such term is defined in that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Purchaser and Company (the "Merger Agreement")), the number of shares of Common Stock set forth opposite such Seller's name on Schedule 1 thereto, together with any shares of Common Stock acquired by each Seller in any capacity after the date hereof and prior to the termination of this Agreement by means of purchase, dividend, distribution, exercise of options or other rights to acquire Common Stock or in any other way. Each Seller hereby acknowledges and agrees, severally and not jointly, that Parent's and Purchaser's obligation to accept for payment and pay for the Common Stock tendered by them in the Offer is subject to the terms and conditions of the Offer.

      7     CONDITIONS PRECEDENT TO PARENT AND PURCHASER'S OBLIGATIONS

            Each and every obligation of Parent and Purchaser to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Parent and Purchaser, except for the condition set forth in Section 7.6, which cannot be waived by any party) prior to or at the Closing of each of the following conditions:

            7.1 Representations and Warranties True on the Closing Date. Except for any changes permitted by the terms of this Agreement or consented to in writing by Parent and Purchaser, each of the representations and warranties made by Sellers in this Agreement, and each of the statements contained in the schedules or any instrument, list, certificate or writing delivered by Sellers pursuant hereto, that is qualified as to materiality shall be true and correct in all respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality shall be true and correct in all material respects at and as of the Closing Date.

            7.2 Compliance With Agreement. Sellers shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement that are to be performed or complied with by Sellers prior to or on the Closing Date, including, without limitation, the delivery of the documents described in Section 10.2.

            7.3 No Orders. No Order shall have been issued or litigation initiated by any Governmental Entity to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the transactions contemplated hereby.

            7.4 Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received.

            7.5 HSR Act and Other Approvals. All applicable waiting periods under the HSR Act shall have expired or terminated and all other actions by or in respect of, or filings with, any Governmental Entity under any Competition Law, required to permit the consummation of the transactions contemplated hereby shall have been taken, made or obtained.

            7.6 Consummation of Tender Offer. Purchaser shall have consummated the Offer (as such term is defined in the Merger Agreement) pursuant to the terms and conditions of the Merger Agreement.

            7.7 No Material Adverse Change. No event, condition or circumstance shall have occurred or exist that has resulted in or would be reasonably likely to result in a material adverse change in the financial condition, assets, Liabilities, prospects, business or operations of Company and the subsidiaries of the Company, taken as a whole, except for events, conditions or circumstances resulting from the announcement of this Agreement and the transactions contemplated hereby.

      8     CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS

            Each and every obligation of Sellers to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Sellers) prior to or at the Closing of each of the following conditions:

            8.1 Representations and Warranties True on the Closing Date. Except for any changes permitted by the terms of this Agreement or consented to in writing by Sellers, each of the representations and warranties made by Parent and Purchaser in this Agreement, and each of the statements contained in any instrument, list, certificate or writing delivered by Parent and Purchaser pursuant hereto, that is qualified as to materiality shall be true and correct in all respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality shall be true and correct in all material respects at and as of the Closing Date.

            8.2 Compliance With Agreement. Parent and Purchaser shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement that are to be performed or complied with by Parent and Purchaser prior to or on the Closing Date, including the delivery of the documents described in Section 10.3.

            8.3 No Orders. No Order shall have been issued or litigation initiated by any Governmental Entity to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the transactions contemplated hereby.

            8.4 HSR Act. All applicable waiting periods under the HSR Act shall have expired or terminated and all other actions by or in respect of, or filings with any

Governmental Entity under any Competition Law, required to permit the consummation of the transactions contemplated hereby shall have been taken, made or obtained.

      9     INDEMNIFICATION AND ESCROW

            9.1 Survival. The representations, warranties, covenants and agreements of any Party contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second (2nd) anniversary of the Closing Date, except in the case of the covenant to indemnify contained in clause (d) of Section 9.2, until the matter described in Schedule 9.1(ii) of this Agreement shall have been finally settled or determined by a final order by the bankruptcy court that has jurisdiction over the matter (not subject to further appeal) and amounts in respect thereof have been distributed to Purchaser pursuant to the terms of the Escrow Agreement; provided, however, that covenants or agreements that specifically provide for a shorter period shall survive for such shorter period. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Parties agree that (i) the Returned Amount shall be distributed to the Sellers, pro rata based upon the percentages set forth opposite each Seller's name on Schedule 9.6 to this Agreement, on the first anniversary of the Closing Date, and (ii) if at any time the matter described on Schedule 9.1(ii) of this Agreement is determined by a final order by the bankruptcy court that has jurisdiction over the matter (not subject to further appeal), (x) then the lesser of (A) $2,000,000 plus all accrued interest and proceeds thereon from the Closing Date through and until the date of such final order (the "Settlement Date"), or (B) the aggregate amount that is in the Escrow Account on the Settlement Date, shall be promptly distributed from the Escrow Account in accordance with the terms of the Escrow Agreement not later than three business days after the Settlement Date to the Sellers, pro rata based upon the percentages set forth opposite each such Seller's name on Schedule 9.6 to this Agreement, and (y) if any other funds remain in the Escrow Account, then the Escrow Account established pursuant to the Escrow Agreement shall terminate as to amounts not reserved at such time in respect of pending Claims on the second
(2nd) anniversary of the Closing Date. Notwithstanding the first sentence of this Section, (a) any breach of representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy thereof or other circumstance giving rise to such right of indemnification shall have been given to the Party against whom such indemnification may be sought prior to such time in accordance with the terms of this Agreement and the Escrow Agreement; and (b) any Claim made by Purchaser Indemnified Party pursuant to clauses (c) or (d) of Section
9.2 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the Claim shall have been given to the Party against whom such indemnification may be sought prior to such time in accordance with the terms of this Agreement and the Escrow Agreement.

            9.2 Indemnification from Escrow Account. Upon the terms and subject to the conditions set forth in this Article 9, Purchaser and their Affiliates (including, after the consummation of the transactions contemplated by the Merger

Agreement, Company and any other MLB Entity that is not deemed an Affiliate), and their respective partners, directors, officers, employees, agents and other representatives (collectively, the "Purchaser Indemnified Parties"), shall be indemnified and held harmless against and with respect to, and shall be reimbursed from the Escrow Account for the Net Amount (as hereinafter defined) of any and all damage, loss, liability and expense (including reasonable attorneys' fees and expenses in connection with any action, suit or proceeding whether or not involving a third-party claim) (collectively, "Damages") incurred or suffered by any Purchaser Indemnified Party, directly or indirectly, by reason of, arising out of, or resulting from: (a) any inaccuracy or breach of any representation or warranty of Sellers contained in or made pursuant to this Agreement; (b) any breach of any covenant of Sellers contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (c) any Liability set forth on Schedule 9.1(i) to this Agreement; or (d) any Liability set forth on Schedule 9.1(ii) to this Agreement; provided that, no Purchaser Indemnified Party shall be entitled to seek indemnification
(A) for Damages pursuant to clauses (a) or (b) of this Section 9.2, unless the aggregate amount of Damages with respect to claims under clauses (a) or (b) of this Section 9.2 exceeds $50,000, and then only to the extent of such excess, and (B) for Damages that exceed the maximum amount then available in the Escrow Account including all interest and earnings thereon. "Net Amount" of all Damages means the amount of Damages, after deduction of (i) any amounts paid to the Purchaser Indemnified Parties in respect of Damages under any third party indemnification agreements, and (ii) any tax benefit actually realized by such Purchaser Indemnified Party as a result of the matter giving rise to such liability. Each Purchaser Indemnified Party shall use its commercially reasonable efforts to pursue available third party indemnification prior to seeking indemnification under this Section 9.2; provided, however, that each Purchaser Indemnified Party may seek indemnification under this Section 9.2 prior to pursuing such third party indemnification if a delay would result in the Purchaser Indemnified Party's forfeiture of substantive rights or an increase in Damages.

            9.3 Indemnification by Parent and Purchaser. Upon the terms and subject to the conditions set forth in this Article 9, Parent and Purchaser shall indemnify, defend and hold harmless Sellers and their Affiliates, and their respective directors, officers, employees, agents and other representatives (collectively, the "Seller Indemnified Parties"), shall be indemnified and held harmless against and with respect to, and shall be indemnified for the Net Amount of any Damages incurred or suffered by any Seller Indemnified Party, directly or indirectly, by reason of, arising out of, or resulting from: (a) any inaccuracy or breach of any representation or warranty of Parent and Purchaser contained in or made pursuant to this Agreement; or (b) any breach of any covenant of Parent and Purchaser contained in this Agreement (regardless of whether such breach is deemed "material"); provided that, no Purchaser Indemnified Party shall be entitled to seek indemnification for Damages pursuant to clauses (a) or (b) of this Section 9.3, unless the aggregate amount of Damages with respect to claims under clauses (a) or (b) of this
Section 9.3 exceeds $50,000 and then only to the extent of such excess. Each Seller Indemnified Party shall use its commercially reasonable efforts to pursue available third party indemnification prior to seeking indemnification under this

Section 9.3; provided, however, that each Seller Indemnified Party may seek indemnification under this Section 9.3 prior to pursuing such third party indemnification if a delay would result in the Seller Indemnified Party's forfeiture of substantive rights or an increase in Damages.

            9.4 Procedure for Indemnification. The procedure for indemnification with respect to all claims under Section 9.2 and Section 9.3 shall be as follows:

            (a) Notice and Defense. The Party or Parties seeking to be indemnified (whether one or more, the "Indemnified Party") shall give the Party or Parties from whom indemnification is sought (whether one or more, the "Indemnifying Party") prompt written notice (and in any event written notice delivered within ten (10) calendar days after the receipt of service or other notice of the commencement of any suit, action or arbitration proceeding) of any claim for Damages whether brought by a third party (a "Third Party Claim") or otherwise, and such notice shall specify in reasonable detail (i) the factual basis for such claim and (ii) the amount of such claim (if then known). The Indemnifying Party shall have the right, at its own cost, to participate jointly in the defense of any such Third Party Claim or demand, and may elect to take over the defense of such Third Party Claim or demand through counsel of its own choosing reasonably acceptable to the Indemnified Party by so notifying the Indemnified Party within thirty (30) days of receipt of the Indemnified Party's notice of such Third Party Claim or demand; provided, however, that if the Indemnified Party is a Purchaser Indemnified Party, the Indemnifying Party may not take over the defense of such Third Party Claim without the written consent of the Purchaser Indemnified Party (which consent may be withheld for any reason) if the Third Party Claim involves or reasonably could involve Damages in excess of the amounts then in the Escrow Account and Parent or Purchaser has given the Indemnifying Party written notice of such determination. During such thirty (30) day period, the Indemnified Party shall make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties' positions and rights with respect to such claim or demand. Failure to give notice of any Claim shall not affect the Indemnifying Party's duties or obligations under this Article 9, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnified Party shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand for which it is indemnified without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). The Indemnifying Party shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that the decision of Parent, made in good faith, that any such settlement would cause material damage to the reputation of any MLB Entity shall not be considered unreasonable). The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any the Third Party Claim, and shall in other respects give reasonable cooperation in such defense. In the case of a claim for indemnification under Section 9.2, any notice to be delivered pursuant to this Section 9.4(a) shall be deemed to be given if delivered to the Sellers' Representative.

            (b) Failure to Defend. If the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim or demand, the Indemnified Party shall have the right to defend the claim or demand through appropriate proceedings and shall have the sole power to direct and control such defense at the Indemnifying Party's sole cost and expense (which costs and expenses, including legal fees, shall be reasonable in amount), subject to the limitations set forth in Section 9.2 in the event that the Indemnified Party is a Purchaser Indemnified Party. The Indemnifying Party shall have the right, at its sole cost and expense, to participate in the defense or settlement of any Third Party Claim for which it may be liable, but the results obtained by the Indemnified Party with respect to such claim or demand (including any counter-claim or third party cross-claim relating thereto) shall be definitive and binding.

            9.5   Reserved.

            9.6   Indemnification Payments.

            (a) The Parent or Purchaser shall promptly pay the Seller Indemnified Party any amount due under this Article 9.

            (b) Any payment required to be made to a Purchaser Indemnified Party pursuant to this Article 9 shall be paid to Purchaser solely from the Escrow Account and pursuant to the terms of the Escrow Agreement. Each Seller hereby agrees with each of the other Sellers that if a Purchaser Indemnified Party is paid amounts from the Escrow Account, then (i) in the case of Damages arising under Section 9.2(a), Section 9.2(b) or the result of fraud committed by a Seller in its capacity as a party to this Agreement with respect to matters arising out of this Agreement, the amounts paid to such Purchaser Indemnified Party shall be deemed allocated to the breaching Seller's pro rata portion of the Escrow Account, (ii) in the case of Damages arising under Section 9.2(c) or
Section 9.2(d), the amounts paid to such Purchaser Indemnifying Party shall be deemed allocated among each Seller based upon its pro rata portion of the Escrow Account calculated based upon the percentages set forth opposite each Seller's name on Schedule 9.6 to this Agreement and (iii) the Sellers' Representative is hereby authorized to take all actions in its sole discretion that it deems necessary to give effect to the foregoing clauses (i) and (ii). Disbursements from the Escrow Account shall be the exclusive means of collecting Damages incurred or suffered by any Purchaser Indemnified Party in connection with this Agreement, except for claims for fraud based on this Agreement against any Seller in its capacity as a party to this Agreement.

            9.7 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article
9) in connection with any claim or demand by any Person other than a Purchaser Indemnified Party or a Seller Indemnified Party, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

            9.8 Sole Remedy. Following the Closing Date, the remedies provided in this Article 9 shall be the sole recourse of all of the parties hereto for all claims, liabilities, losses, damages, costs and expenses related to or arising out of this Agreement, except for claims for fraud based on this Agreement against any Seller in its capacity as a party to this Agreement.

            9.9 No Waiver. The consummation of the transactions contemplated hereby shall not constitute a waiver by any Party of its rights to indemnification hereunder, regardless of whether the Indemnified Party has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or prior to the Closing, and regardless of whether such breach, violation or failure is deemed to be "material," except, with respect to indemnification under clause (a) or clause (b) of Section 9.2, for any breach, violation or failure of a condition that was disclosed by the Sellers to Parent and Purchaser in writing prior to Closing.

      10    CLOSING

            10.1 Closing Date; Location. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned in accordance with Article 11, and provided that, the conditions to the Closing set forth in Article 7 and Article 8 are satisfied or waived (except for the condition set forth in Section 7.6, which cannot be waived by any party), the consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Foley & Lardner LLP, 90 Park Avenue, New York, NY 10016, as soon as practicable (but no later than the first business day) after the satisfaction of the condition to the Closing set forth in Section 7.6. The actual time and date of the Closing is referred to as the "Closing Date."

            10.2 Documents to be Delivered by Sellers. At the Closing, each Seller shall deliver to Purchaser the following documents, in each case duly executed or otherwise in proper form:

            (a) Stock Certificates and Warrants. (i) A stock certificate or certificates representing the shares of Preferred Stock being sold by such Seller to Purchaser as set forth opposite the name of such Seller in the table under the sections captioned "Series F Preferred Stock" and "Series G Preferred Stock" on Schedule 1 attached hereto, duly endorsed for transfer or with duly executed stock powers attached and (ii) the Warrants being sold by such Seller to Purchaser as set forth opposite the name of such Seller in the table under the section captioned "Warrants" on Schedule 1 attached hereto.

            (b) Compliance Certificate of Sellers. A certificate signed by an authorized person of such Seller reasonably acceptable to Purchaser, in form and substance reasonably satisfactory to Purchaser and such Seller, certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied (except to the extent waived in writing by Purchaser).

            (c) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Purchaser pursuant to the terms hereof, in form and substance reasonably satisfactory to Purchaser and Sellers.

            (d) Escrow Agreement. The Escrow Agreement, duly executed by each Seller.

            (e) General Release. The general releases referred to in Section
5.5.

            10.3 Documents to be Delivered by Parent and Purchaser. At the Closing, Purchaser shall deliver to Sellers the following documents, in each case duly executed or otherwise in proper form:

            (a) Cash Purchase Price. The payment of the portion of the Purchase Price to Sellers as required by Sections 2.2(a), 2.2(b) and 2.2(c).

            (b) Compliance Certificate of Purchaser. A certificate signed by an officer of Purchaser reasonably acceptable to Sellers, in form and substance reasonably satisfactory to Purchaser and Sellers, certifying that the conditions set forth in Sections 8.1 and 8.2 have been satisfied (except to the extent waived in writing by Sellers).

            (c) Compliance Certificate of Parent. A certificate signed by an officer of Parent reasonably acceptable to Sellers, in form and substance reasonably satisfactory to Parent and Sellers, certifying that the conditions set forth in Sections 8.1 and 8.2 have been satisfied (except to the extent waived in writing by Sellers).

            (d) Escrow Agreement. The Escrow Agreement, duly executed by Parent, Purchaser and the Escrow Agent.

            (e) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Sellers pursuant to the terms hereof, in form and substance reasonably satisfactory to Purchaser and Sellers.

      11    TERMINATION

            11.1 Termination Without Breach. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned and this Agreement shall become void and of no further force or effect except for the provisions of this Section 11.1 and Article 12, without any further Liability of any Party at any time prior to the Closing:

            (a) by mutual written agreement of Parent, Purchaser and Sellers; or

            (b) by Parent, Purchaser or Sellers in the event the Closing shall not have occurred on or before the later to occur of (i) May 15, 2005 and (ii) the date that is 90 days after the commencement of the Offer, or such other date as Parent, Purchaser and Sellers shall agree upon in writing; provided, however, that if a Party seeking termination pursuant to this Section 11.1(b) is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement, then that Party may not terminate this Agreement pursuant to this Section 11.1(b); or

            (c) by either Purchaser or Sellers in the event any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits the consummation of such transactions; or

            (d) by Parent, Purchaser or Sellers in the event that the Merger Agreement is terminated pursuant to Section 7.01 thereof.

None of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to this Section 11.1.

            11.2 Termination for Breach.

            (a) Termination by Parent and Purchaser. If there has been a material breach by Sellers of any of the representations, warranties, covenants, or agreements of this Agreement that has not been waived in writing by Parent and Purchaser or cured by Sellers within 15 days written notice of such breach, then Parent and Purchaser may, upon written notice to Sellers at any time prior to the Closing during the period that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 11.2(c); provided, however, that the failure of one or more conditions to Parent and Purchaser's obligations to consummate the transactions contemplated hereby set forth in Article 7 shall not, in and of itself, constitute a breach of this Agreement by Parent or Purchaser, except to the extent that a material breach by any Seller of any of the other representations, warranties, covenants, or agreements of this Agreement resulted in the failure of such condition to be satisfied.

            (b) Termination by Sellers. If there has been a material breach by Parent or Purchaser of any of the representations, warranties, covenants, or agreements of this Agreement that has not been waived in writing by Sellers or cured by Parent or Purchaser within 15 days written notice of such breach, then Sellers may, upon written notice to Parent and Purchaser at any time prior to the Closing during the period that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 11.2(c); provided, however, that the failure of one or more conditions to Sellers' obligations to consummate the transactions contemplated hereby set forth in Article 8 shall not, in and of itself, constitute a breach of this Agreement by Parent or Purchaser, except to the extent that a material breach by Parent or Purchaser of any of the other representations, warranties, covenants, or agreements of this Agreement resulted in the failure of such condition to be satisfied.

            (c) Effect of Termination. If this Agreement is terminated pursuant to Section 11.2(a) or Section 11.2(b) and the transactions contemplated hereby are not consummated, then this Agreement shall become void and of no further force and effect, except for the provisions this Section 11.2. Termination of this Agreement pursuant to this Section 11.2 shall not in any way terminate, limit or restrict the rights and remedies of any Party against any other Party that has violated, breached or failed to satisfy any of the representations, warranties, covenants or agreement of this Agreement prior to termination hereof. In addition to the right of any Party under common law to redress for any such breach or violation, each Party whose breach or violation has occurred prior to termination shall severally but not jointly indemnify each other Party for whose benefit such representation, warranty, covenant or agreement was made from and against all Claims asserted against, resulting to, imposed upon or incurred by the non-breaching Party by reason of, arising out of or resulting from such breach or violation. Notwithstanding the foregoing, none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement. Subject to the foregoing, the Parties' payment obligations under Section 12.9 shall survive the termination of this Agreement.

      12    MISCELLANEOUS

            12.1 Publicity. Each Party agrees that, from the date hereof through the Closing Date, no public release or announcement relating to the transactions contemplated hereby shall be issued or made by any Party without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except as such release or announcement may, in the judgment of the releasing Party, be required by Law or Order, in which case the Party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, (a) the Parties shall cooperate to prepare a joint press release to be issued on the Closing Date and (b) the Sellers may file an amendment to their
Schedule 13D, and Parent and/or Purchaser may file a Schedule 13D, without soliciting comments from any other Parties.

            12.2 Assignment. Except to the extent otherwise expressly set forth in this Agreement, none of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of the other Party or Parties, and any attempted assignment without such consent shall be void and without legal effect; provided, however, that Parent may assign this Agreement to any other MLB Entity as long as it is a condition to such assignment that Parent shall assume all of the obligations of such other MLB Entity in the event that such other MLB Entity breaches its obligations under this Agreement.

            12.3 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, personal representatives, permitted successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person any right relating in any way to employment with Purchaser or any of its Affiliates (including Company). Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that the Sellers' Representative shall be a third party beneficiary of Section 12.15 of this Agreement to the extent the provisions of that section relate to it.

            12.4 Law Governing Agreement; Jurisdiction. This Agreement shall be construed and interpreted according to the laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Any court of competent jurisdiction sitting within the State of New York, New York County will be the exclusive jurisdiction and venue for any dispute arising out of or relating to this Agreement.

            12.5 Severability. If any court of competent jurisdiction determines that the provisions of this Agreement are illegal or excessively broad as to duration, geographical scope or activity, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

            12.6 Amendment and Modification. Parent, Purchaser and Sellers may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

            12.7 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless expressly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein and in any documents delivered or to be delivered pursuant hereto and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

            12.8 Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by telecopier or facsimile transmission; or sent to the applicable Parties at their respective addresses indicated in this Section 12.8 by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

                  (i)   If to the Sellers, to:

                        Three Pickwick Plaza
                        Greenwich, CT 06830
                        Attention:  Matthew Nimetz
                                    David A. Rosenstein
                        Facsimile:  (203) 618-9207

                        (with a copy to)

                        Paul, Weiss, Rifkind, Wharton & Garrison LLP
                        1285 Avenue of the Americas
                        New York, NY  10019-6064
                        Attention:  Douglas A. Cifu, Esq.
                        Facsimile:  (212) 757-3990

                  (ii)  If to Parent or Purchaser, to:

                        MLB Advanced Media, L.P.
                        MLBAM Acquisition Corp.
                        75 Ninth Avenue
                        New York, NY 10011
                        Attention:  General Counsel
                        Facsimile:  (212) 485-8111

                        (with a copy to)

                        Foley & Lardner LLP
                        777 East Wisconsin Avenue
                        Milwaukee, WI 53202
                        Attention:  Jay O. Rothman
                        Facsimile:  (414) 297-4900

or to such other person or address as any Party shall have specified by notice in writing to the other Parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by telecopier or facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a business day, the first business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

            12.9 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

            (a) Brokerage. Purchaser shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder's fees arising as a result of the retention, employment or other use of any broker or finder by Purchaser and any of its directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof. Each Seller shall be solely responsible for the payment and discharge of all claims for its own brokerage commissions or finder's fees arising as a result of the retention, employment or other use of any broker or finder by such Seller and any of its respective directors, officers, employees or agents, on behalf of such Seller, in connection with the transactions provided for herein or the negotiation thereof.

            (b) Expenses to be Paid by Sellers. Each Seller, severally and not jointly, shall pay each of the following (none of which shall constitute a Liability payable by Company or Purchaser): All Taxes or fees (including any penalties and interest) applicable to, imposed upon or arising out of the sale or transfer of the Securities to Purchaser and the other transactions contemplated hereby.

            (c) Other. Except to the extent otherwise expressly set forth in this Agreement, each Party shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

            12.10 Equitable Relief. Each Party agrees that (a) any breach of the obligation to consummate the transactions contemplated hereby on the Closing Date will result in irreparable injury to the other Parties and any breach by Sellers of the provisions of Section 6.2 will result in irreparable injury to Parent and Purchaser, in each case for which a remedy at law would be inadequate, and (b) in addition to any relief at law that may be available to any Party for such breach and regardless of any other provision contained in this Agreement, such Party shall be entitled to injunctive and other equitable relief as a court may grant. This Section 12.10 shall not be construed to limit any Party's right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

            12.11 Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) supersedes all prior agreements among the Parties with respect to its subject matter and constitute (together with the other documents and instruments to be executed and delivered pursuant hereto and thereto) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. There have been and are no agreements, representations or warranties among the Parties other than those set forth or provided for in this Agreement.

            12.12 Counterparts. This Agreement may be executed by facsimile signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            12.13 Section Headings; Table of Contents. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            12.14 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

            12.15 Sellers' Representative.

            (a) Each Seller hereby irrevocably constitutes and appoints GA Escrow, LLC, a Delaware limited liability company (the "Sellers' Representative"), the true and lawful agent and attorney-in-fact of the undersigned with respect to this Agreement and the Escrow Agreement and the transactions contemplated thereby and thereby, with full power of substitution and resubstitution (and such power of attorney being deemed to be an irrevocable power coupled with an interest) to act on behalf of such Seller in any litigation or arbitration (including, without limitation, any threat thereof) involving this Agreement or the Escrow Agreement. As part of the power and authority granted under this Section 12.15 and not in limitation, each Seller specifically consents to the Sellers' Representative's exercise of the power (i) to bring, defend and/or resolve any Claim made pursuant to Article 9, (ii) to agree to, negotiate, enter into settlements and compromises of, to bring suit or seek arbitration and to comply with orders of courts and awards of arbitrators with respect to such Claims, (iii) to execute and deliver, on behalf of such Seller, the Escrow Agreement, any amendment thereto and any related agreements,
(iv) to take any actions required to be taken pursuant to Section 2.3 and (v) to take all actions necessary in the judgment of the Sellers' Representative for the accomplishment of the foregoing, including, without limitation, pursuant to this Agreement, the Escrow Agreement or otherwise. All authority conferred or agreed to be conferred in this Agreement and every obligation of the undersigned hereunder will be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the Sellers and will not be affected by, and will survive, the death, incapacity or bankruptcy of the Sellers. Parent, Purchaser, the Escrow Agent and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers' Representative, as the action of the undersigned in all matters referred to in this Agreement and the Escrow Agreement.

            (b) The Sellers' Representative shall incur no liability to the parties hereto with respect to any action or inaction taken by the Sellers' Representative, except its own willful misconduct or gross negligence, nor any other action taken or suffered by them in reliance upon any note, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized. In the event of the death or permanent disability of the Sellers' Representative, or its resignation as the Sellers' Representative, a successor Sellers' Representative shall be elected by a majority vote of the Sellers (based upon the percentages set forth on Schedule 9.6). The Sellers' Representative shall have full power and authority to represent the Sellers, with respect to all matters arising under this Agreement, the Escrow Agreement, any amendment thereto and any related agreements and all actions taken by the Sellers' Representative thereunder shall be binding upon the undersigned, as if expressly confirmed and ratified in writing by the Sellers.

            (c) Each of the Sellers agrees to reimburse the Sellers' Representative for such Sellers' pro rata portion (based upon the percentages set forth on Schedule 9.6) of all out-of-pocket expenses, including reasonable attorneys' and accountants' fees and expenses, incurred by the Sellers' Representative in connection with the administration or enforcement of or the preservation of any rights of the Sellers under this Agreement, the Escrow Agreement or any other related agreements.

            12.16 Exculpation. Each Seller acknowledges that it is not relying upon any person, firm, or corporation in entering into this Agreement and the other Transaction Documents to which such Seller is a party, other than as specifically provided in this Agreement. Each Seller agrees that no Seller nor the respective controlling persons, officers, directors, partners, agents, or employees of any Seller shall be liable to any other Seller for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the transactions contemplated by this Agreement and each of the other Transaction Documents.

            12.17 Consent. By virtue of entering into this Agreement, each Seller hereby approves and consents to the Offer and Merger contemplated by the Merger Agreement and agree to execute such additional and further documents as may be necessary or required by the terms of the Series F Certificate and the Series G Certificate.

            12.18 Definitions. For purposes of this Agreement, the term:

            (a) "Acquisition Proposal" means any proposal or offer from any Person (in each case, whether or not in writing and whether or not delivered to the stockholders of Company generally) relating to (i) any direct or indirect acquisition or purchase of a substantial amount of assets of Company or any subsidiaries of the Company or of over 15% of any class of equity securities of Company or any subsidiaries of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of Company or any subsidiaries of the Company, (iii) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Company or any subsidiaries of the Company or (iv) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the tender offer to acquire all of the issued and outstanding Common Stock as contemplated by the Merger Agreement or the merger of the Purchaser with and into the Company as contemplated by the Merger Agreement, or which would reasonably be expected to dilute materially the benefits to Parent and Purchaser of the transactions contemplated hereby.

            (b) "Affiliate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

            (c) "Asserting Party" has the meaning set forth in Section 2.3(b).

            (d) "Business Day" means a day, other than a Saturday or Sunday, on which banks in New York City, New York, are open for the transaction of banking business.

            (e) "Claim" means and includes (i) all Liabilities; (ii) all losses, damages, judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs and fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

            (f) "Closing" has the meaning set forth in Section 10.1.

            (g) "Closing Date" has the meaning set forth in Section 10.1.

            (h) "Common Stock" has the meaning set forth in the recitals of this Agreement.

            (i) "Common Stock Equivalents" means, as of the date hereof, (i) all issued and outstanding shares of Common Stock (whether or not subject to restrictions); (ii) all shares of Common Stock issuable upon conversion of issued and outstanding shares of Preferred Stock; (iii) all shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock (notwithstanding that such warrants may be "out of the money"); (iv) all shares of Common Stock issuable upon exercise of outstanding options to acquire Common Stock (whether or not such options are vested and whether or not such options are "in the money"); and (v) all shares of Common Stock issuable upon exercise, conversion or exchange of any other capital stock or securities exercisable for, convertible into or exchangeable for Common Stock, whether such capital stock or securities are issued and outstanding or to be issued pursuant to contracts, commitments, agreements, understandings or arrangements of any kind.

            (j) "Common Target Amount" has the meaning set forth in Section 2.3(a)(i).

            (k) "Company" has the meaning set forth in the preamble of this Agreement.

            (l) "Competition Law" means the HSR Act and all other federal, state and foreign Laws and Orders that are designed or intended to prohibit, restrict or regulate (i) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or (ii) foreign investment.

            (m) "Confidential Information" means all information, knowledge and discoveries, whether or not patentable, trademarkable or copyrightable, that are not generally known in the trade or industry and about which Sellers have knowledge as a result of its ownership of Company, including product specifications, manufacturing procedures, methods, equipment, compositions, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, cost and pricing information, internal memoranda, formula, development programs, sales methods, customer, supplier, sales representative, distributor and licensee lists, mailing lists, customer usages and requirements, computer programs, information constituting "trade secrets" under applicable Law and other confidential technical or business information and data. Notwithstanding the foregoing, the term "Confidential Information" shall not include shall not include (a) information which was known to Sellers prior to receipt from Company; (b) information which is now generally available in the public domain, or which in the future enters the public domain through no fault of any Seller, but only from such date as such information becomes so available; (c) information which is disclosed to a Seller at any time by a third party without violation by such party of an independent obligation of confidentiality (but for a period of two years following the date of this Agreement, Sellers shall, before using or further disclosing information so obtained, take reasonable steps to determine the circumstances under which such information was obtained by such third party); and (d) information released from its confidential status by the prior written consent of Purchaser.

            (n) "Contract" means all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings.

            (o) "Escrow Account" has the meaning set forth in Section 2.2(e).

            (p) "Escrow Amount" has the meaning set forth in Section 2.2(e).

            (q) "Escrow Agent" has the meaning set forth in Section 2.2(e).

            (r) "Escrow Agreement" has the meaning set forth in Section 2.2(e).

            (s) "Excess Amount" has the meaning set forth in Section 2.3(a)(i).

            (t) "Exchange Act" means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and pursuant thereto.

            (u)   "GAP 54" has the meaning set forth in the preamble.

            (v)   "GAP LP" has the meaning set forth in the preamble.

            (w)   "GAPCO" has the meaning set forth in the preamble.

            (x) "GapStar" has the meaning set forth in the preamble.

            (y) "Governmental Entities" has the meaning set forth in Section
3.3.

            (z) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            (aa) "Indemnified Losses" has the meaning set forth in Section 5.8.

            (bb) "Indemnified Party" has the meaning set forth in Section
9.3(a).

            (cc) "Indemnified Persons" has the meaning set forth in Section 5.8.

            (dd) "Indemnifying Party" has the meaning set forth in Section
9.3(a).

            (ee) "Laws" has the meaning set forth in Section 3.3.

            (ff) "Liability" means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage (including consequential and punitive damage), deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

            (gg) "Liens" means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever.

            (hh) "Litigation" means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or inquiry, whether civil, criminal or administrative.

            (ii) "MLB Entities" means the Office of the Commissioner of Baseball, its Bureaus, Committees, Subcommittees and Councils, MLB Advanced Media, L.P., MLBAM Acquisition Corp., SportsOnEarth LLC, Major League Baseball Enterprises, Inc., Major League Baseball Properties, Inc. (doing business in its own name and as Major League Baseball Productions), Baseball Television, Inc. (d/b/a Major League Baseball International), the Major League Baseball Clubs, and each of their subsidiaries or affiliated entities, any entity which, now or in the future, controls, is controlled by, or is under common control with the Major League Baseball Clubs or the Office of the Commissioner of Baseball, and the directors, officers and employees of the above entities.

            (jj) "Merger Agreement" has the meaning set forth in Section 6.3.

            (kk) "Merger Price Per Share" means, with respect to each share of Common Stock in the merger contemplated by the Merger Agreement, $1.10 (as adjusted for stock splits, stock dividends, combination or other recapitalizations of the Common Stock).

            (ll) "Orders" has the meaning set forth in Section 3.3.

            (mm)  "Parent" has the meaning set forth in the preamble.

            (nn) "Party" or "Parties" means Parent, Purchaser and/or Sellers, as the case may be.

            (oo) "Parent" has the meaning set forth in the preamble of this Agreement.

            (pp) "Pending Amounts" means amounts with respect to which a Purchaser Indemnified Party has submitted written notice of a claim for indemnification to the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement.

            (qq) "Person" means an individual, corporation, partnership, association, trust, any unincorporated organization or group (within the meaning of Section 13(d)(3) of the Exchange Act).

            (rr)  Reserved.

            (ss) "Public Portion" means the aggregate consideration that would have to be paid by Purchaser, calculated based upon the Merger Price Per Share, to acquire all of the Shares (as defined in the Merger Agreement) and Company stock options, in each case in the manner set forth in the Offer and the Merger Agreement and assuming the conversion into Common Stock of all of the shares of Series F Preferred Stock not held by the Sellers.

            (tt) "Purchaser" has the meaning set forth in the preamble of this Agreement.

            (uu) "Purchaser" has the meaning set forth in the preamble.

            (vv) "Purchaser Indemnified Party" has the meaning set forth in Section 9.2.

            (ww) "Purchase Price" has the meaning set forth in Section 2.1.

            (xx) "Purchase Price Decrease" has the meaning set forth in Section 2.3(a)(i)

            (yy) "Purchase Price Increase" has the meaning set forth in Section 2.3(a)(ii).

            (zz) "Recipient Party" has the meaning set forth in Section 2.3(b).

            (aaa) "Returned Amount" means (i) if a Purchaser Indemnified Party has previously provided written notice of a claim pursuant to Article 9 related to a matter described on Schedule 9.1(i) to this Agreement, then $0; (ii) if (A) a Purchaser

Indemnified Party has not previously provided written notice of a claim pursuant to Article 9 related to a matter described on Schedule 9.1(i) to this Agreement and (B) the matter described on Schedule 9.1(ii) to this Agreement has been determined by a final order by the bankruptcy court that has jurisdiction over the matter (not subject to further appeal), then an amount equal to one-half of (X-Y), where X equals the amount then remaining in the Escrow Account, and Y equals the Pending Amounts; or (iii) if (A) a Purchaser Indemnified Party has not previously provided written notice of a claim pursuant to Article 9 related to a matter described on Schedule 9.1(i) to this Agreement and (B) the matter described on Schedule 9.1(ii) to this Agreement has not been determined by a final order by the bankruptcy court that has jurisdiction over the matter (not subject to further appeal), then an amount equal to one-half of (X-Y), where X equals the amount then remaining in the Escrow Account minus $2.0 million, and Y equals the Pending Amounts.

            (bbb) "Seller" has the meaning set forth in the preamble of this Agreement.

            (ccc) "Seller Indemnified Party" has the meaning set forth in
Section 9.3.

            (ddd) "SEC" means the Securities and Exchange Commission.

            (eee) "Series G Certificate" means that certain Tickets.com, Inc. Certificate of the Powers, Designations, Preferences and Rights of the Series G Senior Cumulative Redeemable Convertible Participating Preferred Stock, par value $0.000225 per share.

            (fff) "Series F Certificate" means that certain Tickets.com, Inc. Certificate of the Powers, Designations, Preferences and Rights of the Series F Senior Cumulative Redeemable Preferred Stock, par value $0.000225 per share.

            (ggg) "Series F Preferred Stock" has the meaning set forth in the preamble of this Agreement.

            (hhh) "Series G Preferred Stock" has the meaning set forth in the preamble of this Agreement.

            (iii) "Series F Purchase Price" has the meaning set forth in Section 2.1.

            (jjj) "Series G Purchase Price" has the meaning set forth in Section 2.1.

            (kkk) "Settlement Date" has the meaning set forth in Section 9.1.

            (lll) "Shortfall" has the meaning set forth in Section 2.3(a)(ii)

            (mmm) "Third Party Claim" has the meaning set forth in Section 9.3.

            (nnn) "Transaction Documents" means this Agreement, the Escrow Agreement and the Stockholder Agreement.

            (ooo) "Warrants" has the meaning set forth in the recitals of this Agreement.

            (ppp) "Warrant Purchase Price" has the meaning set forth in Section 2.1.

            Unless the context otherwise requires, the foregoing definitions in the singular include the plural and vice versa.


                     [THE NEXT PAGE IS THE SIGNATURE PAGE.]

            IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Securities Purchase Agreement as of the day and year first written above.


                              MLB ADVANCED MEDIA, L.P.,

                              By: MLB Advanced Media, Inc.,
                                     its General Partner


                              By: /s/ Michael J. Mellis
                                  ----------------------------------------------
                                  Name:  Michael J. Mellis
                                  Title: Senior Vice President & General Counsel


                              MLBAM ACQUISITION CORP.


                              By: /s/ Robert A. Bowman
                                  ----------------------------------------------
                                  Name:  Robert A. Bowman
                                  Title: President and Chief Executive Officer


                              GENERAL ATLANTIC PARTNERS 74, L.P.

                              By: General Atlantic Partners, LLC,
                                     its General Partner


                              By: /s/ Steven A. Denning
                                  ----------------------------------------------
                                  Name:  Steven A. Denning
                                  Title: A Managing Member


                              GENERAL ATLANTIC PARTNERS 54, L.P.

                              By: General Atlantic Partners, LLC,
                                     its General Partner


                              By: /s/ Steven A. Denning
                                  ----------------------------------------------
                                  Name:  Steven A. Denning
                                  Title: A Managing Member

                              GAP COINVESTMENT PARTNERS II, L.P.


                              By: /s/     Steven A. Denning
                                  ------------------------------------
                                  Name:   Steven A. Denning
                                  Title:  A General Partner


                                  GAPSTAR, LLC

                              By: General Atlantic Partners, LLC,
                                     its Sole Member


                              By: /s/     Steven A. Denning
                                  ------------------------------------
                                  Name:   Steven A. Denning
                                  Title:  A Managing Member

                                   Schedule 1


                          SECURITIES AND PURCHASE PRICE


                            Series F Preferred Stock

                    Seller                 Shares of Series F Preferred Stock     Purchase Price
                    ------                 ----------------------------------     --------------
General Atlantic Partners 74, L.P.                     14,404,950                  $2,042,431.62

GapStar, LLC                                            1,093,750                  $  155,079.30

GAP Coinvestment Partners II, L.P.                      2,001,300                  $  283,757.90

Total                                                  17,500,000                  $2,481,268.83


                            Series G Preferred Stock

                    Seller               Shares of Series G Preferred Stock       Purchase Price
                    ------               ----------------------------------       --------------
General Atlantic Partners 74, L.P.                    7,003,889                   $42,690,785.08

GapStar, LLC                                            124,524                   $   759,010.79

GAP Coinvestment Partners II, L.P.                    1,346,163                   $ 8,205,263.58

Total                                                 8,474,576                   $51,655,059.45


                                    Warrants

                    Seller                  Warrants        Purchase Price
                    ------                  --------        --------------
General Atlantic Partners 54, L.P.             20,650            $1.00

General Atlantic Partners 74, L.P.          1,487,626            82.00

GapStar, LLC                                   26,449             1.00

GAP Coinvestment Partners II, L.P.            290,236            16.00

Total                                       1,824,961             $100

                                  Schedule 3.4

                            Series F Preferred Stock

                         Seller                  Shares of Series F Preferred Stock
                         ------                  ----------------------------------
   General Atlantic Partners 74, L.P.                        14,404,950

   GapStar, LLC                                               1,093,750

   GAP Coinvestment Partners II, L.P.                         2,001,300

   Total                                                     17,500,000


                            Series G Preferred Stock

                         Seller                   Shares of Series G Preferred Stock
                         ------                   ----------------------------------
   General Atlantic Partners 74, L.P.                          7,003,889

   GapStar, LLC                                                  124,524

   GAP Coinvestment Partners II, L.P.                          1,346,163

   Total                                                       8,474,576


                                    Warrants

                         Seller                        Warrants
                         ------                        --------
   General Atlantic Partners 54, L.P.                      20,650

   General Atlantic Partners 74, L.P.                   1,487,626

   GapStar, LLC                                            26,449

   GAP Coinvestment Partners II, L.P.                     290,236

   Total                                                1,824,961

                                  Common Stock

                          Seller                     Shares of Common Stock
                          ------                     ----------------------
   General Atlantic Partners 54, L.P.                        339,844

   General Atlantic Partners 74, L.P.                        340,368

   GapStar, LLC                                               25,844

   GAP Coinvestment Partners II, L.P.                        118,236

                                 Schedule 9.1(i)

                  1. Any Liability that directly results from a federal, state or local governmental action resulting from Company's fraud (actual or alleged) under applicable federal and state securities laws and regulations, provided that such alleged or actual fraud relates to events, circumstances or conditions existing on or after January 1, 2002 through and including the Closing Date.

                                Schedule 9.1(ii)

                  1. Any Liability of Company to (A) Brobeck Phleger & Harrison LLP ("Brobeck"), (B) any entity or individual associated or formerly associated with Brobeck involved in representation of the Company, (C) Brobeck's or any such other person's or entity's trustee in bankruptcy, or (D) any party acting on its or their behalf, in each case only to the extent all such Liabilities exceed $1,000,000.

                                  Schedule 9.6


                             ALLOCATION PERCENTAGES


             Seller                                     Purchase Price
             ------                                     --------------

   General Atlantic Partners 54, L.P.                          0%

   General Atlantic Partners 74, L.P.                         83%

   GapStar, LLC                                                2%

   GAP Coinvestment Partners II, L.P.                         15%

   Total                                                     100%